Exhibit 10.29

Marcus & Millichap

Real Estate Investment Services

PURCHASE AGREEMENT

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

Marcus & Millichap Real Estate Investment Services of Florida, Inc. (“Agent”), is agent for the Seller. This Real Estate Contract is entered into by and between EACO Corporation (hereinafter referred to as “Seller”) and WINLEE Property, Inc. (hereafter referred to as “Buyer”). Within one (1) business day of the Effective Date, Buyer shall deposit with Gary Silberman, PA located at 2665 S. Bayshore Dr. Ste 725 Coconut Grove, F1 33133 (Escrow Agent), U.S., cash, cashier’s check or wire transfer funds in the amount of Fifty Thousand Dollars ($ 50,000) within 3 days of executed contract as Earnest Money Deposit (hereinafter referred to as the “Deposit”). The Deposit is to be applied to the purchase price of that certain real property (referred to as the “Property”) located in the City of Orange Park, County of Clay, State of Florida, and more particularly described as follows:

475 Blanding Blvd. Orange Park, Florida / Parcel #18-04-26-020264-122-00

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1)	PURCHASE PRICE: The purchase price for the Property is One Million One Hundred Fifty Six Thousand dollars ($ 1,156,000.00). The Purchase Price, less the amount of the Deposit paid by Buyer, and subject to appropriate adjustments and prorations as hereinafter provided, shall be paid as follows:

2)	DOWN PAYMENT: A) Buyer sha~~l~~l make a cash down payment of dollars ($ ) no later than:

3)	DEPOSIT: The Deposit $50,000 (Fifty Thousand Dollars) (together with any additional deposit which may be made under Paragraph 9 hereof) shall be held as earnest money and shall be applied as part payment of the Purchase Price at closing or as otherwise provided herein. It is agreed between all parties hereto that Agent may hold the Deposit until Closing, or until this Agreement in terminated prior thereto because of the default of either party or by voluntary agreement; and if any dispute should arise between Buyer and Seller as to the final disposition of said Deposit, Agent may institute a suit to determine who is entitled to said Deposit, and the cost of said action, including reasonable attorney’s fees incurred by Agent shall be paid out of said Deposit. If this Agreement is voided by Buyer for any reason permitted under this Agreement, Agent shall refund the Deposit to Buyer, and no party hereto shall have any further rights to said Deposit.

4)	TITLE: Seller shall cause an examination of title to the Property to be made, and a title insurance commitment to be issued by Gary Silberman, PA located at 2665 S. Bayshore Dr. Ste 725 Coconut Grove, Fl 33133 (the “Title Company”) on the Property. At Buyer’s option and expense. Buyer may cause an accurate survey to be made of the Property by a Florida registered land surveyor of Buyer’s choice. Within Ten (10) calendar days after the Effective Date of this Agreement, Buyer shall deliver a copy of the title commitment to Seller, together with a copy of any survey Buyer shall have prepared, accompanied by a letter to Seller in which Buyer shall either approve in writing the exceptions contained in said title commitment and survey, or specify in writing any exceptions to which Buyer reasonably objects. If Buyer objects to any exceptions, Seller shall, within Five (5) calendar days after receipt of Buyer’s objections, deliver to Buyer written notice that either (i) Seller will, at Seller’s expense, attempt to remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate the exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may elect to purchase the Property subject to such exception(s).

Seller shall convey by general warranty deed to Buyer (or such other person as Buyer may specify) marketable fee simple title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insurable by a standard ALTA Owner’s Policy (Form B-1987) of title insurance issued by the Title Company with standard exceptions in the amount of the purchase price with premium paid by Buyer.

EACO - Winlee contract 8-1-13rev. GS	1 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

5)	CLOSING: Closing shall be held on or before September 15, 2013 (the “Closing Date”) at 2:pm, or at such other time as is reasonably agreeable to Buyer and Seller with at least five (5) days notice prior to the Closing Date. If on the Closing Date insurance underwriting is suspended, Buyer may postpone closing up to 5 days after the insurance suspension is lifted. At the Closing, Seller shall execute and deliver to Buyer a general warranty deed subject to those exceptions permitted by this Agreement, an owner’s affidavit, an I.R.C. Section 1445 non-foreign affidavit, an affidavit of seller’s residence, and a construction lien affidavit, all in form satisfactory to the Title Company to remove from Buyer’s owner’s title policy any exception for claims for labor and materials, unpaid federal and state taxes arising from the sale, and unpaid real estate broker’s commissions, and each party hereto shall execute and deliver such other documents necessary or appropriate to effect and complete the Closing.

Rents, real property taxes, premiums on insurance acceptable to Buyer, interest on any debt being assumed or taken subject to by Buyer, and any other ongoing expenses or costs of the continued operation of the Property shall be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer at Closing. The amount of any assessment not customarily paid with real property taxes shall be (select one “X”) Seller paid.

6)	FINANCING CONTINGENCIES:

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6a.	☒	NEW FIRST LOAN
Buyer will be utilizing $750,000 from a 1030-Tax Exchang and obtaining financing for the balance of the purchase price.
6b.	☐	NEW SECOND LOAN
6c.	☐	SHORTFALL CLAUSE
6d.	☐	PURCHASE SUBJECT TO/ASSUMPTION OF FIRST
6e.	☐	PURCHASE SUBJECT TO/ASSUMPTION OF SECOND
6f.	☐	SELLER CARRIES BACK FIRST
6g.	☐	SELLER CARRIES BACK SECOND
6h.	☐	SELLER CARRIES BACK THIRD
6i.	☐	ALL INCLUSIVE PROMISSORY NOTE AND DEED OF TRUST
6j.	☐	NO FINANCING CONTINGENCY — ALL CASH
6k.	☐	OTHER FINANCING

This Contract is subject to financing by a third party loan. This Contract is conditioned on Buyer obtaining a written commitment within thirty-five (35) calendar days after the execution of this Contract in the principal amount of $400,000.00 at an initial interest rate not to exceed prevailing interest rate, for a term of 30 years. Discount and/or origination fee not to exceed 1% of the principal amount. Buyer will make application (5) days after the execution of this Contract, and use reasonable diligence to obtain a loan commitment and, thereafter, to satisfy terms and conditions of the commitment and close the loan. Buyer shall pay all loan expenses. If Buyer fails to obtain a commitment or fails to waive Buyer’s rights under this subparagraph within the time for obtaining a commitment or after diligent effort fails to meet the terms and conditions of the commitment, then either party thereafter, by written notice to the other, may cancel this Contract and Buyer shall be refunded the deposit.

7)	PEST CONTROL CONTINGENCIES:

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7a.	☐	Standard
7b.	☒	NO PEST CONTROL CONTINGENCY - “AS IS”

7.1)	NO PEST CONTROL CONTINGENCY - “AS IS”: Buyer has conducted Buyer’s own investigation with regard to possible infestation and/or infection by wood-destroying pests or organisms and agrees to purchase the Property in its present condition. Buyer acknowledges that Buyer is not relying upon any representations or warranties made by Seller or Agent regarding the presence or absence of such infestation or infection.

7c.	☐	OTHER PEST CONTROL:

8)	INSPECTION CONTINGENCIES:

* * *

8a.	☒	BOOKS AND RECORDS

8.1)	BOOKS AND RECORDS: Seller agrees to provide Buyer with items A-E listed below within Three (3) calendar days following the Effective Date:

A.	Previous Phase 1 Environmental Report dated Nov. 1996
B.	Copy of current Title policy
C.	Alta Survey provided by First Financial Surveyors Inc.
D.	Copy of Tenant Lease and any building drawings available
E.	Copy of current insurance policy
F.	Tenant Estoppel Letter
G.	All Appraisals conducted for the property (if any)
H.	All Service and Maintenance contracts (if any)
I.	Zoning verification letter
J.	Any and all City/County correspondence regarding the property (if any)

EACO - Winlee contract 8-1-13rev. GS	2 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

K.	Income & Expense report for 2012 and 2013 year to date income and expense (if any)

Buyer shall have Thirty Five (35) calendar days following receipt thereof to review and approve in writing each of these items. If Buyer fails to approve these items within the specified time, this Agreement shall be rendered null and void, Buyer’s entire deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder.

8b.	☒	PHYSICAL INSPECTION

8.2)	PHYSICAL INSPECTION: Buyer shall have Thirty Five (35) calendar days following the Effective Date to inspect the physical condition of the Property, and to notify the Seller in writing that Buyer approves same. If Buyer fails to approve the physical condition of the Property within the specified time, this Agreement shall be null and void, Buyer’s entire deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder. Buyer has the right to a fully refundable deposit if buyer submits to seller written notice of cancelation prior to the expiration of the physical inspection period.

8c.	☐	STATE AND LOCAL LAWS

8d.	☐	TENANT FINANCIAL INFORMATION (Leased Properties)

8e.	☒	NO INSPECTION CONTINGENCY - “AS IS”

8.3)	NO INSPECTION CONTINGENCY - “AS IS”: This Agreement is not subject to any inspection contingencies. Buyer warrants that Buyer is knowledgeable in real estate matters and has made all investigations and inspections which Buyer deems necessary and appropriate with regard to its purchase of the Property. Buyer acknowledges and agrees that Buyer is not relying upon any representation or warranties made by Seller or Agent in electing to waive inspection contingencies.

8f.	☒	OTHER INSPECTION

8.4)	OTHER INSPECTION: Seller to provide copies of Rent checks, previous Environmental inspection and previous survey. Buyer or Buyer’s attorney shall examine and approve the Title within Ten (10) days of acceptance of the Purchase and Sale Agreement and unless otherwise notifies the Seller of unacceptable matters the title shall be deemed accepted and approved by the buyer and/or it’s legal counsel.

9)	DEPOSIT INCREASE: Upon removal of the inspection contingencies set forth in paragraph(s) n/a hereof, Buyer shall deposit with Broker in Escrow sufficient funds to increase the Deposit to n/a dollars ($n/a). The entire Deposit shall be credited to the purchase price at Closing unless otherwise provided herein.

10)	DEPOSIT TRANSFER: Buyer’s Deposit shall remain in trust, if held by Agent, or in escrow if previously deposited in escrow, until removal of the inspection contingencies set forth in paragraph(s) 8.2 hereof. Upon removal of said contingencies, Buyer’s Deposit shall be delivered to escrow by Agent (if same has been held in trust by Agent); a grant deed duly executed by Seller, sufficient to convey title to Buyer, shall be delivered to escrow by Seller; and Buyer and Seller shall execute escrow instructions directing the Escrow Holder to release immediately from escrow and deliver to Seller Buyer’s entire Deposit (including increases, if any). Seller shall hold Buyer’s Deposit subject to the remaining terms and conditions of this Agreement. If the Property is made unmarketable by Seller, or acts of God, the Deposit shall be returned to Buyer and deed shall be returned to Seller.

11)	ESTOPPEL CERTIFICATE CONTINGENCY (Leased Properties):

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11a.	☒	Standard

11.1)	Seller shall obtain and deliver to Buyer, within Three (3) calendar days after the last contingency set forth in paragraph(s) 8.1, 8.2, and 8.4 is removed, estoppel letters or certificates from each lessee or tenant at the Property stating: a) the date of commencement and the scheduled date of termination of the lease, b) the amount of advanced rentals or rent deposits paid to Seller, c) the amount of monthly (or other periodic) rent paid to Seller, d) that the lease is in full force and effect and that there have been no modifications or amendments thereto, or, if there have been any modifications or amendments, an explanation of same, e) square footage (if set forth in the lease), and f) that there is no default under the terms of the lease by lessor or lessee. Buyer may only disapprove said certificates, and cancel the Agreement, if the certificates reflect a discrepancy materially affecting the economics of the transaction, or a previously undisclosed material breach of one of the leases. Upon such disapproval, Buyer’s entire Deposit shall be returned, and the parties shall have no further obligations hereunder.

11b.	☐	ESTOPPEL CERTIFICATES NOT APPLICABLE

12)	LEASED PROPERTY PRORATIONS: Rents due and owing on the date of closing will be prorated as of the Closing Date, as of the Closing Date and rent collected thereafter applied first to rental payments then owed the Buyer and their remainder paid to the Seller. All free rent due any tenant at the time of closing for rental periods after the closing shall be a credit against the Purchase Price. Other income and expenses shall be prorated as follows: To Be Determined.

EACO - Winlee contract 8-1-13rev. GS	3 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

13)	PERSONAL PROPERTY: Title to any personal property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approved by Buyer as provided above). The price of these items shall be included in the Purchase Price for the Property, and Buyer agrees to accept all such personal property in “as is” condition.

14)	CONDITION OF PROPERTY: It is understood and agreed that the Property is being sold “as is”; that Buyer has, or will have prior to the Closing Date, inspected the Property; and that neither Seller nor Agent makes any representation or warranty as to the physical condition or value of the Property or its suitability for Buyer’s intended use.

Buyer’s Initials BM	Seller’s Initials MB__

15)	RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through closing in the same condition and repair as approved, reasonable wear and tear excepted.

16)	POSSESSION: Possession of the Property shall be delivered to Buyer at closing subject to the existing tenants in possession.

17)	LIQUIDATED DAMAGES: By placing their initials immediately below, Buyer and Seller agree that it would be impracticable or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of Buyer’s Deposit hereunder (as same may be increased by the terms hereof) is the parties’ reasonable estimate of Seller’s damages in the event of Buyer's default, and that upon Buyer’s default in its purchase obligations under this agreement, not caused by any breach by Seller, Seller shall be released from its obligations to sell the Property and shall retain Buyer’s Deposit (as same may be increased by the terms hereof) as liquidated and agreed upon damages, which shall be Seller’s sole and exclusive remedy in law or at equity for Buyer’s default.

Buyer’s Initials BM	Seller’s Initials MB__

18)	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller’s contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller’s ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

19)	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer’s contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer’s ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

20)	DISCLOSURE OF REAL ESTATE LICENSURE:

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20a.	☐	License disclosure
20b.	☐	License disclosure

21)	AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the purchase price of the Property.

22)	AFFILIATED BROKERS/TRANSACTIONAL AGENCY: Broker/Agent is affiliated with other brokerage companies in other states. Broker/Agent shall disseminate information about the Property to such affiliated brokers, inviting the submission of offers on the Property. Seller authorizes Agent and any affiliated brokers/agents to represent any prospective purchaser in the acquisition of the Property, and to submit offers on behalf of such purchasers. Seller & Buyer understand that this authorization may result in affiliated Brokers/Agents of Broker/Agent representing both Seller and Buyer. In the event Broker/Agent is the listing agent of Seller with respect to the Property and another Broker/Agent of Broker/Agent procures a Buyer as the purchaser of the Property, then in such event, Seller and Buyer agree that Broker/Agent shall become a transaction Broker/Agent with respect to the transaction, as such term is defined by Florida law. Buyer & Seller hereby authorize and consent to such agency disclosure and agree to execute a confirmation of such disclosed agency.

EACO - Winlee contract 8-1-13rev. GS	4 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

23)	OTHER BROKERS: Buyer and Seller agree that, in the event any broker other than Agent or a broker affiliated with Agent is involved in the disposition of the Property, Agent shall have no liability to Buyer or Seller for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

24)	LIMITATION OF LIABILITY: Except for Agent’s gross negligence or willful misconduct, Agent’s liability for any breach or negligence in its performance of this Agreement shall be limited to the greater of $10,000 or the amount of compensation actually received by Agent in any transaction hereunder.

25)	SCOPE OF AGENT’S AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to any legal, tax, engineering, construction or hazardous materials issues. Except for maintaining the confidentiality of any information regarding Buyer or Seller’s financial condition and any future negotiations regarding the terms of this Purchase Agreement, Buyer and Seller agree that their relationship with Agent is at arm’s length and is neither confidential nor fiduciary in nature.

26)	BROKER DISCLAIMER: Buyer and Seller acknowledge that, except as otherwise expressly stated herein, Agent has not made any investigation, determination, warranty or representation with respect to any of the following: (a) the financial condition or business prospects of any tenant, or such tenant’s intent to continue or renew its tenancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law; (c) pending or possible future action by any governmental entity or agency which may affect the Property (d) the physical condition of the Property, including but not limited to, soil conditions, the structural integrity of the improvements, and the presence or absence of fungi or wood-destroying organisms; (e) the accuracy or completeness of income and expense information and projections, of square footage figures, and of the texts of leases, options, and other agreements affecting the Property; (f) the possibility that lease, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; or (g) the presence or location of any hazardous materials on or about the Property, including, but not limited to asbestos, PCB’s, or toxic, hazardous or contaminated substances, and underground storage tanks.

Buyer agrees that investigation and analysis of the foregoing matters is Buyer’s sole responsibility and that Buyer shall not hold Agent responsible therefore. Buyer further agrees to reaffirm its acknowledgment of this disclaimer at closing and to confirm that it has relied upon no representations of Agent in connection with its acquisition of the property.

Buyer’s Initials BM	Seller’s Initials MB

27)	LEAD-BASED PAINT HAZARDS: Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead- based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase. (SELLER TO INITIAL ONE BELOW):

(_____) 1. Seller warrants that the Property was constructed after 1978.

(_____) 2. Seller is not sure when the Property was constructed and/or has reason to believe that lead-based paint hazards may be present (Attach “LEAD-BASED PAINT DISCLOSURE ADDENDUM TO PURCHASE AGREEMENT”).

28)	MOLD/ALLERGEN ADVISORY AND DISCLOSURE: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the State Department of Health Services for further information on this topic.

Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer’s physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved, if any, and the advisability and feasibility of eradication and abatement, if any.

Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer’s sole responsibility and that Buyer shall not hold Agent responsible therefore.

EACO - Winlee contract 8-1-13rev. GS	5 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

29)	ARBITRATION OF DISPUTES: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by final binding arbitration administered before a single arbitrator by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Unless the parties agree otherwise, the arbitration shall be governed by the AAA’s Expedited Procedures. The parties also agree that the AAA’s Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The AAA’s fees and charges shall be paid equally by the parties as they become due, provided that the prevailing party shall be awarded its costs and expenses associated with any dispute concerning this Agreement, including reasonable attorneys’ fees from the non-prevailing party. If either party fails to pay its share of the AAA’s fess or expenses as they become due, and such failure is not cured within five days of receiving written notice thereof from the other party or the AAA, such party shall be deemed to have defaulted and the arbitrator shall enter final judgment in favor of the non-defaulting

30)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

31)	ATTORNEYS’ FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs and expenses, including costs and expenses of arbitration, court costs and expense and costs and expenses incurred on appeal, and reasonable attorneys’ fees incurred in any disputes through arbitration and appeal of any final judgment in addition to any other relief to which such party may be entitled.

32)	TIME: Time is of the essence of this Agreement.

33)	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

34)	ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

35)	ACCEPTANCE AND EFFECTIVE DATE: Buyer’s signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller’s execution of this Agreement and delivery of a fully executed copy to Buyer, either in person or by mail at the address shown below, on or before 3: pm est August 5th 20 13, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer’s agent or, if by mail, on the next business day following the date of postmark. The “Effective Date” of this Agreement shall be the later of (a) the date on which Seller executes this Agreement, or (b) the date of or written acceptance (by either Buyer or Seller) of the final counter-offer submitted by the other party.

36)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State Of Florida.

37)	EMINENT DOMAIN: In the event that prior to the closing all or any portion of the Property is condemned, or condemnation proceedings have been instituted by or on behalf of any public or quasi-public entity or for any public or quasi-public use or purpose, then, in the event that such condemnation substantially and materially adversely affects the Property, Buyer shall have the option to: (i) terminate this Agreement and receive the return of the deposit and all interest accrued thereon, or (ii) proceed with the closing and receive a credit against the Purchase Price of any award received or to be received.

38)	RADON: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

39)	SEVERABILITY: In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

40)	OTHER TERMS AND CONDITIONS:

EACO - Winlee contract 8-1-13rev. GS	6 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

A:	Buyer’s Agent will share in listing agent’s commission of which two percent (2.0%) of the gross commission. All other terms and conditions herein.

B:	Provided that the buyer or buyer’s attorney notifies the seller’s agent prior to the scheduled closing date in writing for said extension the 5-day extension shall be granted otherwise the closing date will be as referenced herein above per Paragraph (5) including all other terms and conditions herein.

C:	Prior to closing, the seller is hereby obligated to close out all building permits or expired permits, and to obtain all necessary approval and permits for unpermitted work at the Property, at the sole cost and expense of the seller. Further, seller shall be responsible for all violations of governmental, building, environmental, safety codes, restrictions or requirements, and seller shall cure all such violations prior to closing at the sole cost and expense of the seller.

END of TERMS and CONDITIONS

EACO - Winlee contract 8-1-13rev. GS	7 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT.

The undersigned Buyer hereby offers and agrees to purchase the above described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this 2nd day of August    , 2013. The undersigned Buyer hereby acknowledges receipt of an executed copy of this Agreement, including the Agency Disclosure contained in Paragraph 22, above.

BUYER:	/s/ Bing Yiu Mak	ADDRESS:	11480 S.W.103 ST, Miami FL 33176
WINLEE Property, Inc.
By: Bing Yiu Mak

DATE:		TELEPHONE:	305-595-4438

BUYER:		ADDRESS:	* * *
	* * *		* * *

DATE:	* * *	TELEPHONE:	* * *

SELLER’S ACCEPTANCE AND AGREEMENT TO PAY COMMISSION

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the terms and conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

Seller reaffirms its agreement to pay to Agent a real estate brokerage commission pursuant to the terms of that certain Representation Agreement between Agent and Seller which shall remain in full force and effect. Said commission is payable in full on the Closing Date and shall be paid in cash at closing. Closing Attorney is directed to make such payment to Agent from Seller’s proceeds of sale. The provisions of this paragraph may not be amended or modified without the written consent of Agent. Agent is made a party to this Agreement for the purpose of enforcing Agent’s rights arising hereunder.

Seller acknowledges and agrees that payment of said commission is not contingent upon the closing of the transaction contemplated by this Agreement, and that, in the event completion of the sale is prevented by default of Seller, then Seller shall immediately be obligated to pay to Agent the entire commission. Seller agrees that in the event completion of the sale is prevented by default of Buyer, then Seller shall be obligated to pay to Agent an amount equal to one half of any damages or other monetary compensation (including liquidated damages) collected from Buyer by suit or otherwise as a consequence of Buyer’s default, if and when such damages or other monetary compensation are collected; provided, however, that the total amount paid to Agent by Seller shall not in any case exceed the brokerage commission hereinabove set forth. Seller acknowledges and agrees that the existence of any direct claim which Agent may have against Buyer in the event of Buyer’s default shall not alter or in any way limit the obligations of Seller to Agent as set forth herein.

SELLER:	/s/ Michael Bains	ADDRESS:	1500 N. Lakeview Ave.
	EACO Corporation, Authorized Agent		ANAHEIM, CA 92807

DATE:	8/5/2013	TELEPHONE:	714-693-2901

SELLER:		ADDRESS:

DATE:		TELEPHONE:

Agent accepts and agrees to the foregoing.

AGENT: MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF FLORIDA, INC.

BY:	/s/ John Rob Keeler	ADDRESS:	300 South Orange Ave. Ste 700
	John Rob Keeler		Orlando, Florida 32810

DATE:	July 16th 2013	TELEPHONE:	407-557-3871

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES’ ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

EACO - Winlee contract 8-1-13rev. GS	8 of 8	Buyer’s Initials BM	Seller’s Initials MB__
FL. 1 – Copyright Marcus and Millichap 2013

1st ADDENDUM TO PURCHASE AGREEMENT

This document is an addendum (“Addendum”) to the Purchase Agreement (“Agreement”) between EACO, Corporation (“Seller”) and WINLEE Property, Inc. (“Buyer”) executed on the 5th day of August    , 2013 for that certain real property located at:

475 Blanding Blvd. Orange Park, Florida

Parcel #7004-00-00-0951

The provisions of this Addendum are hereby added to and incorporated in the Terms and Conditions in the aforementioned Agreement. Any provision of this Addendum which is not numbered and fully completed shall have no force or effect.

The Buyer and Seller agree to modify the Purchase Agreement accordingly:

1.	Seller agrees to reduce the sales price to: $1,138,500.00

ACCEPTANCE

The undersigned Buyer, Seller and Agent accept and agree to the foregoing.

BUYER:	/s/ Bing Yiu Mak	DATE:	8/24/2013
WINLEE Property Inc.

SELLER:	/s/ Michael Bains	DATE:	8/26/2013
EACO, Corporation

2nd ADDENDUM TO PURCHASE AGREEMENT

This document is an addendum (“Addendum”) to the Purchase Agreement (“Purchase Agreement”) between EACO, Corporation (“Seller”) and WINLEE Property, Inc. (“Buyer”) executed on the 7th day of August, 2013 for that certain real property located at:

475 Blanding Blvd. Orange Park, Florida

Parcel #7004-00-00-0951

The provisions of this Addendum are hereby added to and incorporated in the Terms and Conditions in the aforementioned Agreement. Any provision of this Addendum which is not numbered and fully completed shall have no force or effect.

The Buyer and Seller agree to modify the Purchase Agreement accordingly:

1.	Seller and Buyer agree to extend the inspection and finance period to September 25th, 2013. In the event the Buyer timely cancels this Agreement prior to the expiration of the inspection and finance period, all deposits paid under the Contract shall be deemed refundable, and returned to Buyer.

2.	Buyer agrees to increase the deposit to a total of $100,000 by 4:pm EST on September 9th, 2013.

3.	Buyer agrees to furnish a written signed letter of loan approval from its lender by the end of business day on September 6th, 2013

4.	Seller and Buyer agree to extend the closing date to September 30th, 2013.

ACCEPTANCE

The undersigned Buyer, Seller and Agent accept and agree to the foregoing.

BUYER:	/s/ Bing Yiu Mak	DATE:	9-6-2013
WINLEE Property, Inc.

SELLER:	/s/ Michael Bains	DATE:	9/9/2013
EACO, Corporation

B.Y. MAK President	DATE:	9-6-2013
WINLEE Property, Inc.

SELLER:	DATE:

EACO, Corporation